UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 14, 2011

Date of Report (Date of earliest event reported)

Bitzio, Inc.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction)

000-51688

(Commission File Number)

16-1734022

(IRS Employer Identification No.)

548 Market Street, Suite 18224, San Francisco, California, 94104

(Address of principal executive offices)

(213) 400-0770

Registrant’s telephone number, including area code

_______________________________________________

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 FR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement

On September 14, 2011, Bitzio, Inc.’s wholly owned subsidiary, Bitzio Holdings, Inc., entered into an agreement (the “Agreement”) with Mr. Quoc Bui, Mr. Michael Moon and Mr. Richard Lee (collectively, the “Sellers”) to acquire all of the shares of Thinking Drone, Inc. There is no material relationship between Bitzio, Inc. and the Sellers, other than the Agreement.

Thinking Drone, Inc., which carries on business as Free The Apps and Pici Apps, is an independent application developer for the iPhone and Android platforms.

As consideration for the acquisition, Bitzio Holdings, Inc. will pay the Sellers $500,000 cash, of which $300,000 is to be paid on the closing date, $100,000 is to be paid within 90 days following the closing date, and $100,000 is to be paid within 180 days following the closing date. In addition, Bitzio, Inc. will issue 4,000,000 shares of its common stock to the Sellers. The closing date for the acquisition is October 1, 2011.

A copy of the Agreement will be attached as an exhibit to Bitzio, Inc.’s quarterly report as filed on Form 10-Q for the period ending September 30, 2011.

Item 1.02 Termination of a Material Definitive Agreement

As a result of the acquisition of Thinking Drone, Inc., on September 14, 2011 Bitzio, Inc. elected not to finalize its acquisition of The Empire Group LLC.

On July 11, 2011, Bitzio, Inc.’s wholly owned subsidiary, Empire Holding, Inc., entered into an agreement with Mr. Chad Mureta and Mr. Tayfun Karadeniz to acquire all of their interests in The Empire Group LLC. Empire Holding, Inc. was to pay the vendors a total of $600,000 in three monthly installments of $200,000 each commencing on the closing. There is no material relationship between Bitzio, Inc. and Mr. Mureta or Mr. Karadeniz.

The agreement with Mr. Mureta and Mr. Karadeniz did not provide for any material termination penalties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 16, 2011

BITZIO, INC.

/s/Gordon C. McDougall

Gordon C. McDougall

Chief Executive Officer